Exhibit 10.1

Grant No.:
OPTINOSE, INC.
2010 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF SEPTEMBER 19, 2017)

RESTRICTED STOCK UNIT AGREEMENT

OptiNose, Inc., a Delaware corporation (the “Company”), hereby grants an Award of Restricted Stock Units in respect of its common stock, $0.001 par value per share (the “Stock”), to the Grantee named below (the “RSUs”). The terms and conditions of the RSUs are set forth in this cover sheet, in the attachment (together with the cover sheet, the “Agreement”) and in the Company’s 2010 Stock Incentive Plan, as amended and restated as of September 19, 2017 (the “Plan”).

Grant Date:                      (the “Grant Date”)
Name of Grantee:
Number of RSUs Covered by Award:
Vesting Start Date:
Vesting Schedule: [__________ RSUs will be eligible to vest based on the passage of time as set forth herein][; and __________ RSUs will be eligible to vest based on the achievement of certain performance goals as set forth herein].
Issuance of Shares: [issuance of the Stock underlying vested RSUs shall be made within sixty (60) days after the applicable vesting date]; [other share issuance schedule as set forth herein]
By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent. Certain capitalized terms used in this Agreement are defined in the Plan, and have the respective meanings set forth in the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:
Attachment
This is not a stock certificate or a negotiable instrument

Exhibit 10.1

OPTINOSE, INC.
2010 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED AS OF SEPTEMBER 19, 2017)

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units
This Agreement evidences the grant of an Award of Restricted Stock Units in the number set forth on the cover sheet of this Agreement. Each RSU represents the right to receive one share of Stock, subject to the vesting conditions and other terms and conditions set forth herein.

Vesting	[Applicable time and/or performance-based vesting conditions.]
Termination of Service
Unless the termination of your Service triggers accelerated vesting or other treatment of the RSUs pursuant to the terms of the Plan, you shall immediately and automatically forfeit your unvested RSUs to the Company in the event your Service terminates for any reason.

Change of Control	In the event of a Change of Control, the RSUs shall be treated in the manner provided in Sections 18.3 and 18.4 of the Plan, as applicable.
Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.
The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan. The Company’s decision is final and binding.

Exhibit 10.1

Dividend Equivalent Rights
If the Company declares one or more cash dividends on the Stock during the period commencing on the Grant Date and ending on and including the day immediately preceding the day on which the shares of Stock subject to vested RSUs are issued to you, then, on the date each such dividend is paid to the holders of Stock, you will be credited with dividend equivalents in an amount equal to the product of (i) the amount of the dividend declared and paid per share of Stock and (ii) the number of RSUs granted to you under this Agreement that are outstanding as of the record date of such dividend. The dividend equivalents that are credited to you in respect of each cash dividend will be deemed to have been reinvested into additional RSUs (rounded to the nearest whole unit) as of the dividend payment date based on the closing price of the Stock on the dividend payment date. Any such additional RSUs shall be subject to the same terms and conditions which apply to the underlying RSUs to which they relate and shall vest or be forfeited, as applicable, at the same time as the underlying RSUs to which they relate. Such additional RSUs shall also be credited with additional RSUs as any further cash dividends are declared. The foregoing does not obligate the Company to pay dividends on the Stock and nothing in the Plan or in this Agreement shall be interpreted as creating such an obligation.
Notwithstanding anything to the contrary in this Agreement, if the RSUs are scheduled to vest and be settled between a dividend record date and a dividend payment date, then dividend equivalents with respect to such dividend will be credited to you, will be deemed to have been reinvested into additional RSUs (rounded to the nearest whole unit), and will be paid to you on the earlier of (i) the dividend payment date for such dividend and (ii) March 15th following the date on which the underlying RSUs vest.

Withholding Taxes
The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of the RSUs or the issuance of any shares of Stock in respect of the RSUs. At the time of such vesting or issuance, as applicable, you shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, you may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to you or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by you that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Board as of the date that the amount of tax to be withheld is to be determined. The maximum number of shares of Stock that may be withheld from the RSUs to satisfy any foreign, federal, state, or local tax withholding requirements upon the vesting of the RSUs or the issuance of shares of Stock in respect of the RSUs, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences and is permitted under applicable IRS withholding rules) required by the Company or the applicable Affiliate to be withheld and paid to any such foreign, federal, state, or local taxing authority with respect to such vesting or issuance.

Issuance
[Upon the vesting of the RSUs, the issuance of the Stock underlying the vested RSUs shall be made within sixty (60) days after the applicable vesting date.] [other issuance schedule as set forth herein] Any such issuance shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Stock certificates.

Transfer of RSUs	You may not sell, transfer, assign, pledge, or otherwise encumber or dispose of the RSUs. If you attempt to do any of these things, you will immediately and automatically forfeit the RSUs.

Exhibit 10.1

Retention Rights
Neither your RSUs nor this Agreement constitutes an agreement of employment or gives you the right to be retained by the Company or an Affiliate in any capacity. Except as otherwise provided in any applicable employment agreement between you and the Company, the Company and its Affiliates reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for the shares underlying your RSUs has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Clawback
The RSUs are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (x) any Company or Affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (y) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by the RSUs shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forfeiture of Rights
If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your rights hereunder, including, but not limited to, the right to cause: (i) a forfeiture of the RSUs, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service, a forfeiture of any Stock acquired by you in respect of the RSUs. Unless otherwise specified in an employment or other agreement between the Company or an Affiliate and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which engages, directly or indirectly, in research, developing, manufacturing, marketing, sale or licensing pharmaceutical, medical device or specialty pharmaceutical products or products in the healthcare sector; provided, however, being a holder of less than 1% of the outstanding equity of a public company or mutual fund shall not be deemed to be in competition with the Company.
If you are not a party to a non-competition and confidentiality agreement with the Company on the date of this Agreement, you will concurrently herewith enter into such non-competition and confidentiality agreement in a form reasonably acceptable to the Company.

Exhibit 10.1

Data Privacy
In order to administer the Plan, the Company may keep and process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting the RSUs, you give explicit consent to the Company to keep and process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, you may request paper copies of these documents.

Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver	No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.
Entire Agreement
The text of the Plan is incorporated in this Agreement by reference.
This Agreement and the Plan (and the other agreements or documents referred to herein or therein) constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

Exhibit 10.1

Code Section 409A
It is intended that the RSUs comply with Section 409A of the Code (“Section 409”) or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional taxes or penalties imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. Notwithstanding anything to the contrary in this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you for any excise tax or penalty imposed on you under Section 409A.
For purposes of this Agreement, a termination of Service only occurs upon an event that would be a Separation from Service. Notwithstanding anything in this Agreement to the contrary, if at the time of your Separation from Service, (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable to you on account of such separation from service constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first payroll date after such Delay Period (or upon your death, if earlier), without interest thereupon.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.